Exhibit 23.1
Consent of Independent Auditors
               We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-144417, 333-130911, 333-125053, 333-120289, 333-119672, 333-115111, 333-111879, 333-108899, 333-106219 and 333-46106) and registration statements on Form S-8 (Registration Nos. 333-119819, 333-114740, 333-114187, 333-104086 and 333-83922) of NGAS Resources, Inc. of our report dated February 28, 2011, relating to the consolidated financial statements of NGAS Resources, Inc., which report appears in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2010.
/s/ HALL, KISTLER & COMPANY LLP
HALL, KISTLER & COMPANY LLP
Canton, Ohio
March 1, 2011